CSC – Q2 2010 Computer Sciences Corporation
Earnings Conference Call

Event Date/Time: Nov 11, 2009 / 10:00PM GMT

CORPORATE PARTICIPANTS

 Bryan Brady
 Computer Sciences Corporation - VP of IR

 Mike Laphen
 Computer Sciences Corporation - Chairman and CEO

 Mike Mancuso
 Computer Sciences Corporation - CFO

CONFERENCE CALL PARTICIPANTS

 Bryan Keane
 Credit Suisse - Analyst

 David Grossman
 Thomas Weisel Partners - Analyst

 George Price
 Stifel Nicolaus - Analyst

 Ashwin Shirvaikar
 Citigroup - Analyst

 Karl Keirstead
 Kaufman Brothers - Analyst

 Eric Boyer
 Wells Fargo Securities - Analyst

 Tien-Tsin Huang
 JPMorgan - Analyst

 Julio Quinteros
 Goldman Sachs - Analyst

 Jason Kupferberg
 UBS - Analyst

 Rod Bourgeois
 Sanford C. Bernstein & Company, Inc. - Analyst

PRESENTATION

Operator

 Good day, everyone, and welcome to the CSC fiscal year 2010 second quarter earnings conference call. Today's call is being recorded.

For opening remarks and introductions, I would like to turn the call over to Mr. Bryan Brady, Vice President of Investor Relations. Please go ahead, sir.

 Bryan Brady - Computer Sciences Corporation - VP of IR

 Thank you, Operator. Good afternoon, everyone. Welcome to CSC's earnings call for the second quarter of our fiscal year 2010. We hope you've had a chance to review our financial results which were issued to you earlier this afternoon.

With me today are Mike Laphen, our Chairman and Chief Executive Officer, and Mike Mancuso, our Chief Financial Officer. As usual, this call is being webcast at CSC.com and we've also posted slides to our website to accompany our discussion.

On slide two, there is a reminder that statements made during this call that are not historical facts may be considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially.

Additional information concerning these risks and uncertainties is contained in the Company's filings with the SEC. Copies of these filings are available from the SEC, from our website, and from our Investor Relations Department.

Slide three acknowledges that CSC's presentation includes certain non-GAAP financial measures. In accordance with SEC rules, a reconciliation of these metrics to GAAP metrics is included in the tables of the earnings release and in the appendix to our slides. Both documents are available for your review at the Investor Relations section of the CSC website.

Finally I'd like to remind our listeners that CSC assumes no obligation to update the information presented on this conference call except, of course, as required by law.

Now if you'll kindly move to slide number four, I'm pleased to turn the call over to Mike Laphen.

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 Thank you, Bryan, and good afternoon, everyone. We're quite pleased with our second quarter business performance and financial results. We delivered significant EPS growth, expanded our operating margin, and improved cash performance. We also achieved solid new business bookings and sequentially positive revenues across all three of our lines of business. And we continue to focus on delivering real results and value to our clients.

Slide five provides a score card summarizing our operational and financial performance. Improving profitability has been a consistent objective of our management team.

In the second quarter, we delivered GAAP EPS of $1.40. This more than doubles our pro forma result of $0.68 for last year's second quarter and is a 65% improvement over that of the first quarter. We continued to expand operating margin with an improvement of 178 basis points over last year's second quarter result. This margin expansion derives from improved operational performance, recurring benefits from our cost structure improvement programs, and continued proactive management of expenses.

Quarter-over-quarter, free cash flow improved by $263 million. We are particularly pleased to be $130 million ahead of last year's first half results. This cash flow performance has enabled us to maintain a strong liquidity position and to strengthen our balance sheet.

Top line stability continued in Q2. Our revenue performance of $4 billion was in line with our expectations and positive sequentially for all three of our business segments. We are anticipating that improving economic conditions and our recent new business bookings will lift revenues in the second half.

For NHS, several recent accomplishments are noteworthy. First, Lorenzo contains to perform as a production system at our three early adopter sites. In September, two additional trusts, Hereford and Five Boroughs went into production with this release as well. The lack of fanfare for these two go-live events reflects the maturation of the Release One product as a production system.

Also in this last quarter, we celebrated the one thousandth installation of our healthcare solution for general practitioners. With this solution, the benefits of the electronic health records are now supporting the care of over 13 million patients in England through 47,000 users carrying over 1.2 million patient consultations per month.

Also, I am pleased to note the go-live of Lorenzo Release 1.9 at Bury on the 3rd of November. We anticipate that this event will prove to be a major turning point in the program's life cycle, as perceptions begin to transition from those of a development program to that of deployment and operations. Further details and insights into our program for the NHS will be provided at our investors conference next week.

Turning to other highlights of the quarter, I can report that the integration of our recent Brazilian acquisition is proceeding well. Latin America remains an exciting expansion opportunity for CSC and for our Brazilian business unit.

Some time ago, I identified cyber security as one of the CSC's strategic high-growth areas. Our markets are now recognizing CSC's cyber capabilities and expertise. In the first half, NPS received awards totaling approximately $260 million for cyber security support to a variety of government agencies.

Two examples help illustrate the importance and breadth of our capabilities.

On October 30, the Department of Homeland Security's Office of Cyber Security and Communications, officially cut the ribbon that opened its expanded watch floor. This command center is an integrated environment designed to help decision-makers and operators monitor and respond to Homeland Security incidents. CSC was the systems integrator responsible for its design and implementation.

On another front, CSC was recently selected to provide cyber training in support of the government's Defense Cyber Investigations Training Academy. Under this $85 million award, CSC is responsible for the design, development, and delivery of the Academy's cyber curriculum, which includes courseware in security, law enforcement, counterintelligence, computer forensics, incidence response, and network intrusion.

This assignment extends our cyber capability further into the commercial market, as it includes support to the aerospace and defense companies that comprise the nation's defense industrial base, as well as the Department of Defense itself.

I would also note that we are gaining traction with some of our recently announced initiatives in cloud computing. We have established projects with anchor clients who are cloud and Microsoft B-POS offerings, and are excited to be proceeding with our relationship with Google to support the City of Los Angeles, as it moves email systems and office applications to the cloud.

In aggregate, we delivered bookings of $4.6 billion in the second quarter, as our strong market position led to continued new business success. This result is comparable to last year's second quarter performance and is up $1.1 billion sequentially.

These new business awards give us a positive book to bill ratio for the second quarter and for the first half. Importantly, we continue to gain new business momentum in the third quarter, highlighted by our recently announced win at Raytheon, and our down selection for negotiations with Zurich Financial Services.

Slide six further details our fiscal year 2010 new business bookings success. Year-to-date bookings, including the recent Zurich Financial Services announcement, are $12.3 billion, which leaves us well-positioned to achieve our booking guidance of $17 billion to $18 billion for the full year.

For the second quarter, BSS achieved bookings of approximately $1 billion, up 11% year-over-year. Signings included several important transformational engagements, including major European banks, and a large construction and engineering firm.

For the quarter, MSS bookings were $370 million, including several new client wins. The infrastructure outsourcing at Zurich Financial Services is all new scope work, complementing our existing applications outsourcing relationship. The Raytheon award includes both infrastructure and applications outsourcing responsibilities. It both expands and extends our relationship for a new five-year term.

NPS bookings were $3.3 billion for the second quarter and $4.9 billion for the first half, which is up 11% over last year's first-half results. For the first half, NPS's book to bill ratio was a solid 1.6. Significant wins included the $493 million TFA ITIP award; an aircraft maintenance support contract for NASA for $162 million; a $170 million contract support for the US Navy's Combat Ship Program; as well as a $200 million contract for infrastructure support for the US Aid Agency. These are in addition to the cyber security awards I mentioned earlier.

Looking forward, slide seven depicts some of the major market trends we believe will shape CSC's second half. We expect revenue performance to improve over the remainder of the fiscal year, with a sequentially stronger second half and a return to positive growth in the fourth quarter.

We anticipate that our North American public sector business will return to its historical rates of growth in the mid to upper single digits. We expect to see continued opportunity and success with our high-growth initiatives, including healthcare. Additionally, we will continue to leverage our US federal capabilities to bring competitive advantage to our international public sector businesses in areas such as Visa and immigration processing, and identity management.

US and foreign government stimulus initiatives will provide further opportunities across our global public sector markets. We expect commercial revenue to continue to improve sequentially throughout the second half.

This growth will be influenced by the clients' confidence as they formulate their budgets for the new calendar year. We believe the drivers for their budget's initiatives will continue to be cost control and regulatory compliance, along with a return to transformational initiatives that improve their competitive marketing position and grow their businesses.

In summary, our financial plans for the second half of our fiscal year call for a continuation of first-half positive trends in all key financial metrics. Accordingly, we are reaffirming our full-year guidance.

At this point, I'd like to turn the call over to Mike Mancuso for further details on this quarter's financials, and our outlooks for the third quarter and our second-half.

 Mike Mancuso - Computer Sciences Corporation - CFO

 Thanks, Mike, and good afternoon or good evening to all. Again, I am especially pleased to share with you the highlights of what we believe to be another solid financial quarter for CSC.

I'll begin with chart 9, which reiterates the important financial accomplishments for the second quarter.

New business awards in the quarter were $4.6 billion, as Mike Laphen said, which puts us at $8.1 billion for the first six months, tracking towards our target of between $17 billion and $18 billion for the year. We are, in fact, off to a strong start in this third quarter and remain confident we will achieve our goal.

Revenue in the fourth quarter of -- revenue in the quarter [of] $4 billion, although down from last year, did exceed our FY '10 first quarter by $143 million, actually about a 4% increase. Again, this trend fortifies our belief that second-half revenue will grow and wind up within the range of our guidance.

Operating income also increased significantly year-over-year, a result of our continuing focus on cost control and execution. The margin rate improvement emanates from this and keeps us on track for a 25 to 50 basis point gain for the year.

EPS of $1.40 is just slightly above the second quarter guidance I gave you about three months ago. This is not only an important performance metric, but another milestone on the road to continuously improve our consistency and predictability. Again, the $1.40 is significantly above last year, after adjusting out last year's large tax settlement.

Arguably the most important highlight could be our cash generation. We had a very strong quarter with free cash flow of $429 million, well above last year. Besides supporting realization of our annual guidance, this strong second quarter gives me comfort that we can be successful over time in producing more evenly distributed or balanced cash flows across our four quarters -- a very important long-term goal for us.

Chart 10 depicts revenue by line of business. The message on this chart is that our public sector business has grown in absolute dollars from last year, offsetting some of the macroeconomic-driven declines in our commercial segments. Overall, revenue declined 5% on a GAAP basis and only 2% in constant currency.

Chart 11, which is operating income by line of business, shows that despite the year-over-year revenue decline on the previous chart, operating income in all three segments has grown appreciably year-over-year. Mike Laphen enumerated several of the underlying contributory actions taken to generate this improvement.

Chart 12 -- selected financial information. This chart displays a side-by-side comparison of fiscal year '10 second quarter to last year. I have already addressed the revenue, operating earnings and margin rate differences. Last quarter, I guided you to expect a tax rate of 15% for this second quarter. As you can see, the rate came in at 14.9%.

Last year, we benefited from the resolution of several years of previously unresolved tax audits, primarily with the federal government. Included in the FY '09 EPS of $2.95 was $2.27 related to these settlements. The pro forma adjusted EPS is $0.68.

If you turn to chart 13, selected balance sheet items, I'd like to draw your attention to the shaded numbers. On the asset side, you can see that cash has increased by about $1.7 billion. The growth can be attributed to improved cash flow and the draw on our $1.5 billion bank line, offset by the paydown of our commercial paper balance and term debt of approximately a combined $900 million.

If you move down to liabilities, you can see that debt only increased by $467 million, despite drawing on our bank line of $1.5 billion. So our net debt to capital ratio shows a sizable improvement year-over-year. Very importantly, receivables have decreased by almost $400 million, which leads me to chart 14.

Chart 14, which is day sales outstanding or DSOs, shows our trend over the last six quarters with a five-day improvement over last year, the continuing trend line improvement and the sequential decrease. A very positive story and an important element of our cash flow improvement plan.

Chart 15, which is selected cash flow items, shows free cash flow has improved by $263 million to $429 million. Cash flow from earnings is lower this year absent the large tax settlement in last year's net income. However, improved working capital and lower capital expenditures have more than offset the net income variation.

Now, all of that having been said, that leads us to talk about the third quarter as well as full-year EPS guidance.

If you will turn to chart 16, you can get an idea of how we see the third and fourth quarter shaping up, with the variation being primarily driven by revenue timing and the tax rate. We remain convinced that our full-year revenue will be north of $16 billion. The question is, how much? And that depends on the uptick in the next four or five months.

At this point, we still believe our tax rate will approximate 28%, which is what I told you last quarter. The first half tax rate averaged 21%, suggesting the second half tax rate will average about 32%, given our overall EPS guidance. There may be some movement in the rate up or down in the last two quarters as events mature, but will still come in at an annual rate of about 28%.

There's a lot going on in the tax area, both internationally and domestically, including the active IRS audit of our tax years 2005 through 2007 -- all of which could create some volatility between quarters. But for now, we see the third quarter EPS somewhere between $1.20 and $1.25, and the full-year within the range of our prior guidance. And chart 17 delineates and reaffirms our overall full-year guidance.

Thank you very much for tuning in this afternoon. I'd like to turn it back to Bryan, who will initiate the Q&A process.

 Bryan Brady - Computer Sciences Corporation - VP of IR

 Thank you, Mike, and we're now ready to begin the Q&A session. Operator, could you please issue the instructions to our callers, please?

 QUESTION AND ANSWER

Operator

 Absolutely. (Operator Instructions). Bryan Keane, Credit Suisse.

 Bryan Keane - Credit Suisse - Analyst

 I just want to ask about the operating margins. They're up over -- or about 115 basis points year-over-year for the first six months. And you're guiding for 25 to 50 basis points. So I guess backing into that tells us that margins are probably going to be down year-over-year in the second half of the year. I just want to make sure I understand why that would be, considering a lot of the improvement in margins sounds like cost control and execution, and why doesn't that continue?

 Mike Mancuso - Computer Sciences Corporation - CFO

 Bryan, I'm not sure the conclusion is necessarily correct that they're going to be down in the second half of the year. Last year, we finished with a rate that was about 8.26% or 8.27%. And we guided to a 25 to 50 basis point improvement this year.

So we would expect this year to come in somewhere between roughly 8.5% to 8.8%. Given that our first quarter was in the 6% range, I forget exactly what the number was, and 8.4% this quarter, the second half of the year will be up -- and will need to be up, obviously, if we're going to achieve the guidance we've got out there. So, we see the second half margins improving again and ringing out the full year somewhere in the range of our guidance.

 Bryan Keane - Credit Suisse - Analyst

 Right. I guess I was talking about the year-over-year improvement in the margins. I mean, this quarter, for example, was 8.44%, which is quite a bit up over the 6.65% in the year-ago period. If you're only going to be up 25 to 50, then we're just not going to see anywhere near that kind of margin improvement to get to that 25 to 50 window.

So it just doesn't look like -- or to us, that the operating improvements will continue, at least at the same rate; maybe there was some milestone payments; maybe there's something else in there that makes up for the difference.

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 There are some obviously mix differences and other items in there. There were a number of non-recurring, if you will, client-related or stressed client-related charges in last year's number that don't repeat this year, which have created the dramatic year-over-year swing.

 Bryan Keane - Credit Suisse - Analyst

 Okay. And then just last question for me -- any update on next upcoming UK and NHS milestones? Congratulations on [hitting] Bury and a solid quarter.

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 Well, thank you, Bryan. As I said, we went live November 3. We will continue with that process in the NHS. We'll do a report on or about the end of November, which we are optimistic about. The next major one then and we move to Morecambe Bay, and that would be in the month of March.

Operator

 David Grossman, Thomas Weisel.

 David Grossman - Thomas Weisel Partners - Analyst

 Mike, just going back to your slides, on slide 7, and you talk a little bit about what your expectations are in the second half of the fiscal year. I'm just curious how much visibility do you have on some of the stuff happening, either based on pipeline or things that are visible today? And including in that, how much of that is also a function of easier comparisons as the growth rate in the second half of last year slow down as well?

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 Yes, let me give you a -- let me talk about it a little bit by line of business, because I think that's how we keep the visibility. I think in terms of NPS, the public sector business, we have pretty good visibility on that. The only possible effect on that from a downward side is any delays and some awards.

We, as I announced here, we won the TSA award. We just got turned back on today. It is under protest by two parties, but we just got turned back on today to proceed on that. So hopefully, that will stay in place and if it does, then we'll be feeling pretty good about the second half numbers.

In terms of the outsourcing activity is pretty robust there, as I said. And the project work seems to be holding up pretty well there right now. I think the area that we probably are watching most closely is the consulting area, our business solution services sector.

We're seeing stability there. We did see some improvement the last quarter. We're seeing more activity at the clients, as I said; as they're formulating their budgets, we're getting indications that budgets will be increasing in 2010. So we're very cautiously optimistic that we're going to see the uptick in that part of the business segment in the fourth quarter.

 David Grossman - Thomas Weisel Partners - Analyst

 Yes, I mean, it just looks like the first half of the year results get you to the low end of your guidance. So are we just basically looking at what shades of gray we get into between the 16 and the 16.5, based on your first half results?

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 Well, yes, I think our guidance is still good. It's between the 16 and 16.5. And I really think it depends on those couple of factors that I just laid out. We're pretty comfortable in that category, in that range of 16 to 16.5. And it's, again, just a question on whether we get held up on some protests on the federal business and whether there's a bit of a pickup in the discretionary budget.

If there is, then we'll be at the upper end; if there's not, then we'll be at the lower end. So at this point in time, I think that's the best visibility we can give you.

 David Grossman - Thomas Weisel Partners - Analyst

 Okay, good. I know someone just asked the question, the margin question, Mike, but what are the variables that really determine where you fall on that range of 25 to 50 bps? Is it revenue growth that determines the 25 bps spread or is it more to it than that?

 Mike Mancuso - Computer Sciences Corporation - CFO

 Well, there's revenue, there's mix. We've talked about NHS as there are significant NHS milestones in the second half of the year; some in March, as Mike talked about, answering the question about Morecambe Bay. NHS has a respectable margin with it, so that will have an impact on the margin improvement and generation in the second half of the year. So, it's -- obviously, it's a lot of factors. Mix is one of them, David.

 David Grossman - Thomas Weisel Partners - Analyst

 Okay. And just lastly on the NHS -- Mike, you seem to be pretty positive about this most recent milestone as being a turning point for the contract in Bury. Can you give us a better understanding of what the mechanics are of why you feel that way and what happens over the next six months, that really puts this contract into more of a production mode than a validation mode, where we've been the last couple of years?

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 Well, this was a major functionality release, including patient care. So we're basically installing the core system with this 1.9. You think of it as a SAP or an ERP system, that's probably the easiest way to think about this. And we're installing the core system at this point in time.

There'll be some additional functionality added as we go along; but to my way of thinking, this was absolutely critical in terms of moving forward. And I think I've been pretty straightforward about that. And I think the customer's been pretty straightforward about that.

So, we're extremely pleased with this. We're getting good results. We're obviously getting some tickets that need to be closed out and we're working those aggressively, so I'm pleased with that. Now we move to the next environment, which is a more complex hospital of Morecambe Bay. But having accomplished or having this functionality be live at this point -- at this hospital is, from our perspective, really a turning point.

 David Grossman - Thomas Weisel Partners - Analyst

 Is that the major difference between Morecambe and Bury as just the complexity of the environment?

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 Yes. There's a bit more functionality but it's a larger, more complex hospital.

 David Grossman - Thomas Weisel Partners - Analyst

 Great. Thanks very much.

Operator

 George Price, Stifel Nicolaus.

 George Price - Stifel Nicolaus - Analyst

 First question, Mike, I think you talked about the revenue growth returning to year-over-year growth in the fiscal fourth quarter, I guess implying that we're going to be down year-over-year in the fiscal third quarter. Can you give us a little color on that, maybe quantify that to some extent?

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 Well, I think sequentially, the third quarter is going to be relatively flat as we see it now. So we're seeing a bigger uptick in the fourth quarter than we are in the third quarter. The fourth quarter is always a big quarter for us for a lot of reasons.

There's more utilization -- greater utilization; more billing days in the fourth quarter. It's a quarter that licenses because it's our last quarter of the fiscal year, that drives both revenue -- and by the way, that drives profitability in the margins in a significant way as well.

So I think what you should anticipate is a relatively stable top line in the third quarter, and then as some of our new business kicks in that we have booked, we anticipate the uptick; and then also, we're expecting somewhat of an uptick, as I mentioned earlier, in the discretionary spend area.

 Mike Mancuso - Computer Sciences Corporation - CFO

 George, this is Mike Mancuso. Just to further elaborate on what Mike Laphen said, last year -- this year, third quarter, looking back at last year's third quarter -- last year, as the economy started to soften, our revenues started to actually decline, if you will, in the third quarter. This year's third quarter, albeit flat sequentially, is probably up a little bit or will be up a little bit from what we saw in third quarter of last year.

So again, we are looking for the growth, as Mike pointed out, in the fourth quarter. But year-over-year, looking at the third quarter and assuming we're going to be relatively flat in our third quarter sequentially, we'll still be up a little bit over last year.

 George Price - Stifel Nicolaus - Analyst

 Okay, all right. That's helpful. I guess -- is there anything else going on in -- underlying the revenue that's atypical from seasonality? Any mix shifts from third to fourth quarter or anything else going on?

 Mike Mancuso - Computer Sciences Corporation - CFO

 Well, again, as Mike Laphen pointed out, it seems like at least in the federal business, there's not much -- there's not a contract that you can win that doesn't get protested. So that has given us some fits and starts. But other than that, no, there's no underlying, other than what we've already talked about.

George Price - Stifel Nicolaus - Analyst

 Okay. And then the EPS guidance, I guess, if I do keep it -- keep the revenue flattish, I think implies -- could imply a quarter-over-quarter decline in margins. Is that the case? And if so, what's the driver there?

 Mike Mancuso - Computer Sciences Corporation - CFO

 Look, I don't -- assuming you're talking about the third quarter?

 George Price - Stifel Nicolaus - Analyst

 Yes, sir.

 Mike Mancuso - Computer Sciences Corporation - CFO

 I don't think we're going to see a year-over-year decline in margin.

 George Price - Stifel Nicolaus - Analyst

 Quarter-over-quarter decline.

 Mike Mancuso - Computer Sciences Corporation - CFO

 Quarter-over-quarter (multiple speakers) --

 George Price - Stifel Nicolaus - Analyst

 Which isn't the typical seasonality that I think we usually see.

 Mike Mancuso - Computer Sciences Corporation - CFO

 No, we don't expect a quarter-over-quarter decline. The issues that we've talked about are the ones that the timing of the revenue uptick and when it kicks in, and any unusual things happening, good or bad, in the tax rate between third and fourth quarter. We're hedging our bets because there's a lot going on in the tax rate, but you shouldn't anticipate a margin decline in the third quarter.

 George Price - Stifel Nicolaus - Analyst

 Okay. Last question -- any update on the status of the REA litigation? Or the process overall?

Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 Well, we have successfully negotiated the resolution of one of the REAs, which we did put a public announcement out about that. So we're very pleased to have that one behind us in a successful way.

The second one is in litigation and we're probably at least a year and probably more away from commencing the court case itself. So obviously, there's a lot of time between now and then, and maybe we'll come to resolution between now and then. But that's to be seen -- but we are very pleased to have one resolved.

 George Price - Stifel Nicolaus - Analyst

 Okay. All right, great. Thanks very much.

Operator

 Ashwin Shirvaikar, Citi.

 Ashwin Shirvaikar - Citigroup - Analyst

 A question for Mike on free cash flow. Did your comment on having reasonably uniform cash flow apply to this year or was it a longer-term goal? So, in other words, will cash flow reflect the EPS trend that you laid out on page 16?

 Mike Mancuso - Computer Sciences Corporation - CFO

 No. My comment really is a longer-term comment. We have a track record or a seasonality profile on our cash flow that show as a big user of cash in our first quarter, somewhat achieving neutrality by the second quarter and significant uptick in the fourth quarter.

What we're trying to do is, long-term, get more even distribution of cash flow. But it will take time. It will require alterations and contract geometry, terms and conditions; setting of milestone dates, et cetera, et cetera. So it's high on our priority list, but the fruits of which will probably take a couple or three years to bear fruit.

 Ashwin Shirvaikar - Citigroup - Analyst

 Okay. And a question on -- you've got good improvement here in operating margins, it looks like. As you get better bookings, however, in the commercial side of your business, should we expect both margins and cash flow to take a step back initially?

 Mike Mancuso - Computer Sciences Corporation - CFO

 No, I don't think so. I think you'll find that it's our goal to continuously improve our margin rates. And we're not willing to take business, if you will, in a general macro sense that would lend itself to eroding or overall goal to improving margins quarter-over-quarter and year-over-year.

So, wouldn't want you to think or look for a decline in margins. Quite the contrary.

 Ashwin Shirvaikar - Citigroup - Analyst

 But don't you need to invest in new contracts as they ramp, though? That's kind of what I'm talking about. And then one clarification question, if there is a Q3 impact on billing days. So those two, if you could answer.

 Mike Mancuso - Computer Sciences Corporation - CFO

 Let me answer the second one first. We hope to see an improvement in billing days still manifest itself again in the third quarter. I'm not ready to go out on a limb and give you a number of days; but needless to say, it's a high priority and we're working feverishly to make that happen.

As far as the investment -- your question on investment in new contracts. Other than capital expenditures on significant outsourcing contracts, I don't see us taking any kind of R&D type investments or development investments in new contracts that would have us starting low and going high. Don't see that happening in terms of the way we are looking at the future.

 Ashwin Shirvaikar - Citigroup - Analyst

 Okay, thanks. That's useful, thanks.

Operator

 Karl Keirstead, Kaufman Brothers.

 Karl Keirstead - Kaufman Brothers - Analyst

 Thanks for taking my question. I've got a call about the government unit. The growth rate accelerated pretty markedly, and yet as I'm sure you're aware, even some of your larger rivals, like Lockheed and SAIC, have been talking about funding shortfalls. And you appear to have bucked that trend. And I'm wondering if you could help explain to us how you are able to do that. Thanks.

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 Well, we've been pleased with our success in the various areas. And again, our footprint is pretty extensive, both in defense, homeland security, and the civilian agencies. So, we had a bit of an uptick this quarter as a result of some of that REA settlement as well. So not all of that was strictly the operational gain; but nevertheless, it was still a significant uptick in the revenues.

So it's -- on a consistent basis, I think you should look to mid to upper single-digits for the year and going forward.

 Karl Keirstead - Kaufman Brothers - Analyst

 Okay, great. And a second one, if I may -- just given how large the Zurich Financial deal is, do you need that deal to close in the coming months and to ramp on any specific timetable for you to hit the revenue guidance?

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 No.

 Karl Keirstead - Kaufman Brothers - Analyst

 Okay, thank you.

Operator

 Eric Boyer, Wells Fargo.

 Eric Boyer - Wells Fargo Securities - Analyst

 Thanks. In terms of that TSA protest, can you read any anything into the fact that [your again] didn't work on that deal? And just is that deal included in your year-to-date signings number and the guidance that you have out there?

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 I didn't understand the -- I didn't hear the first part of the question.

 Eric Boyer - Wells Fargo Securities - Analyst

 Just the fact that you're again doing work on that TSA deal. Can you read anything into that as far as how the protest is going?

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 No, I wouldn't jump into that one. That's -- you really have to reach out to the customer. We just got notification today. We're delighted we got it. But I really couldn't give you any more insight in that, frankly. And yes, it is included in the bookings number.

 Eric Boyer - Wells Fargo Securities - Analyst

 Okay. And then just on the bookings guidance again. Looking at that, roughly what percentage of that is new incremental revenue? And how does that compare to prior years?

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 I don't know if we have it broken out incrementally, but over last year -- year-to-date, the 12.3 compares to 10.8 at this time last year.

 Eric Boyer - Wells Fargo Securities - Analyst

 No, I was actually thinking about the amount of re-competes that you might have in that number.

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 We'll have to get back to you on that. We don't have that all broken out that way. You can follow-up with Bryan Brady subsequent to the call, if you like.

 Eric Boyer - Wells Fargo Securities - Analyst

 Okay, great. And then just, Mike, any early read you're getting on calendar year 2010 IT budgets?

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 Well, as I said, there seems to be a positive movement. So I think we're anticipating uplift in 2010. We're expecting some good growth next year. I don't want to predict it at this time, because we're going through the budget, but I can tell you that it's feeling a lot better than it has for the last 12 months.

 Eric Boyer - Wells Fargo Securities - Analyst

 And then sorry if I missed it, but did you talk about Europe at all?

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 Not specifically, no.

 Eric Boyer - Wells Fargo Securities - Analyst

 Could you give us a little color on Europe compared to North America and just how it's doing over there?

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 Well, it's active. The outsourcing site is active for us. The project work is -- boy, that really varies country by country. I would probably say the softest region right now is Germany in terms of -- one of our larger locations. I think the other ones are doing pretty well, but Germany is a bit weak.

Operator

 Tien-Tsin Huang, JPMorgan.

 Tien-Tsin Huang - JPMorgan - Analyst

 I also had a bookings question. The $4.2 billion in signings quarter to date, does that include all 2.4 billion of Zurich? And what does the balance look like in terms of mix across the different lines of businesses?

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 Within the $12.3 billion, it does include Zurich. And I'm sorry -- what was the second part of the question?

 Tien-Tsin Huang - JPMorgan - Analyst

 I guess through November, it sounds like it includes some Zurich work. So I was curious how the -- of the $4.2 billion in signings quarter to date, how much of that is Zurich?

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 $2.4 billion, I believe -- yes, $2.4 billion (multiple speakers).

 Tien-Tsin Huang - JPMorgan - Analyst

 Oh, the whole $2.4 billion.

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 (multiple speakers) Yes.

 Tien-Tsin Huang - JPMorgan - Analyst

 Okay, so that whole $2.4 billion. Anything else that's chunky? It sounds like TSA and some others -- that's included in the rest?

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 Yes, I can't comment on the other commercial ones. TSA is in there. That was in last quarter? Yes. So nothing else really chunky other than --

 Tien-Tsin Huang - JPMorgan - Analyst

 Perfect. That's helpful. (multiple speakers)

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 Yes -- I'm sorry, Raytheon was in there, but I can't really comment on the -- I'm not at liberty to discuss that number. It's rolled up in the total.

 Tien-Tsin Huang - JPMorgan - Analyst

 When do you expect to get the terms around Zurich finalized?

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 Hopefully, this month.

 Tien-Tsin Huang - JPMorgan - Analyst

 We'll know more by the end of the month? Okay. And then lastly on the -- I was hoping to ask a higher level question just on consolidation. Your thoughts on all the consolidation in the services space and the BPO space, et cetera -- does it change your thinking at all on M&A in general?

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 Not in general, but that's probably a better question to be addressed at the investors conference next week, if you wouldn't mind.

 Tien-Tsin Huang - JPMorgan - Analyst

 Okay, we'll save it for that. Then I'll sneak in one more on free cash -- just maybe some thoughts in the second half of the year for working capital, CapEx and some of the key moving parts that drive free cash flow, that would be helpful.

 Mike Mancuso - Computer Sciences Corporation - CFO

 Well, you know, we expect -- obviously, we expect cash flow to improve significantly in the second half of the year to achieve our guidance of 90% to 100% of net income. I think year-to-date, we're just about even, just a tad above even in terms of free cash flow.

CapEx will be -- there's no large slugs that I can think of in any one place. There are replenishments across a number of contracts that will have -- they're normal. But overall, you should still see further improvement in receivables, et cetera, which will yield benefits.

But there's nothing I can really tell you about CapEx or some of the other moving parts, other than overall, in additional income and further working capital improvement, we'll generate a significant amount of cash in the second half of the year.

 Tien-Tsin Huang - JPMorgan - Analyst

 Okay, great. That's good to know. See you next week.

Operator

 Julio Quinteros, Goldman Sachs.

 Julio Quinteros - Goldman Sachs - Analyst

 On the margin improvement, was there anything in there regarding the benefits plan in Europe being canceled -- or at least in the UK?

 Mike Mancuso - Computer Sciences Corporation - CFO

 No, Julio, there was not. It's something that is actively being worked, being discussed, et cetera. But year-to-date, there's no improvement reflected in the margin rates for that. Assuming we reach agreement with our European workforce on altering the benefit scheme using the British term in the UK.

We're optimistic that it will be successful in reaching an agreement that satisfies the needs of all parties, but I can't predict for you the exact timing of when that will occur.

 Julio Quinteros - Goldman Sachs - Analyst

 Okay. And then on the commentary around the return to positive growth in the fourth quarter, is that on a constant currency basis or a reported basis?

 Mike Mancuso - Computer Sciences Corporation - CFO

 It's on a reported basis.

 Julio Quinteros - Goldman Sachs - Analyst

 Got it. Okay. And then I don't think I heard, but did you guys provide an assumption on what currency would be doing by then? Is it helping or hurting your numbers, if you will?

 Mike Mancuso - Computer Sciences Corporation - CFO

 If I had tomorrow's newspaper, Julio, I probably wouldn't be on this call. We're just -- we're making third and fourth quarter forecasts based on what we know today, not conjecture on what might happen.

 Julio Quinteros - Goldman Sachs - Analyst

 Fair enough. And then the acquisition comment, the contribution in the quarter and going forward for the Brazilian business that you mentioned -- any numbers around that?

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 No, but it's minor.

 Julio Quinteros - Goldman Sachs - Analyst

 Okay. And then lastly, on the CSC Google deal with the City of Los Angeles, that's a really nice high-profile win for you guys. And I guess I'm just wondering, just in the way the terms are structured, reading some of the different blogs and things that are out there, it looks like you guys have the liabilities, where Google doesn't.

How comfortable are you guys with that type of an arrangement? And just kind of help us understand a little bit of how the contract relationship would work, versus what Google is doing versus what you guys are doing there for the City of Los Angeles.

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 Well, I'm not going to get into the contractual structure, Julio. Just very simply, if we weren't comfortable with it, we wouldn't have signed it.

 Julio Quinteros - Goldman Sachs - Analyst

 Understood. Thank you.

Operator

 Jason Kupferberg, UBS.

 Jason Kupferberg - UBS - Analyst

 Wanted to start with a question for Mike Mancuso, if I could. Mike, I guess you've been at CSC for about a year now, and based on what you've seen up to now, as you start thinking beyond fiscal '10, I know you talked earlier about continuous margin improvement as a general approach, but how much margin headroom still remains beyond fiscal '10, just based on how the business model is constituted?

Maybe if you can weave into that some commentary around how you see the organizational structure sized right now, relative to the demand out there in the marketplace?

What I'm trying to get at is -- A, how much margin expansion is there potentially in the business beyond fiscal 2010? And B, how much of that potentially comes from restructuring your own business versus maybe just getting some leverage off of better revenue growth, or changing your mix, or initiatives such as that?

 Mike Mancuso - Computer Sciences Corporation - CFO

 I'll take a stab at it, Jason. First of all, to set the record straight, I've been here 11 months and two weeks.

 Jason Kupferberg - UBS - Analyst

 I was off by two weeks, sorry.

 Mike Mancuso - Computer Sciences Corporation - CFO

 -- which I am quite happy about, and very pleased and fortunate to be part of CSC.

You kind of asked the question how high is up. We have an ongoing campaign that we've been talking about to constantly and consistently continue to improve margins. So -- and not necessarily in the form of restructuring.

We're restructuring every day in the form of introducing improvements in cost structure and innovative ways to be more efficient, et cetera, et cetera. We're keenly paying attention to contracts and contract terms. We're -- we've got ourselves wrapped around execution, so that we maximize our performance on the existing contracts as well as the new ones.

We're cautious about the health of the potential clients that we bid at -- that we bid to, to make sure of their health. We are entering alliances and arrangements with credible partners, like Xerox, to pick on one, to enhance our market position and provide margin expansion opportunity.

So it's some in all and everything. We're prepared to continue to strive and commit to 25 to 50 basis points improvements year-over-year -- more, obviously, if possible; but certainly, to challenge ourselves in that regard. And we're going to continue in that vein.

And we'll keep -- quote, sweating the assets, or squeezing the rock until there's no more juice left in it. And I don't know where that is. But it won't alter our fervor for improving. And I think, as I said, there's room for improvement as we go forward, so.

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 Yes, I'd just like to reemphasize one of the points Mike made there regarding restructuring. I made the commitment at last year's investment conference that any so-called restructuring charges would not be below line for us, that they would be embedded in our P&L. And they are.

And like everybody else, we have to make adjustments. And as Mike says, we're doing that all the time and we'll continue to do that all the time. And that -- you'll see the -- both the expense of that and the benefit of that in the full P&L.

 Jason Kupferberg - UBS - Analyst

 Okay. I know you mentioned Xerox as a partner, and I think you have an outsourcing contract with them as well, you had announced maybe six months or so ago. I mean, any aspects of that relationship expected to be impacted by their planned acquisition of ACS?

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 No, I don't believe so. We've had follow-up discussions and I think everybody's planning to go forward as intended. So no, I don't see any significant change there.

 Jason Kupferberg - UBS - Analyst

 Last one -- can you give us an update on the percentage of your commercial workforce that are now located in low-cost regions? And where would you expect that figure to potentially trend in the coming years, just based on how you see client demand evolving?

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 Well, I think we're about -- of the non-government work, I think it's about 30%. And we have -- we're targeting 50% and see that as doable, as we go forward and continue to win new business.

 Jason Kupferberg - UBS - Analyst

 Over what time frame?

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 You know, I don't want to give the specific number here. We will give it at the investors conference next week.

 Jason Kupferberg - UBS - Analyst

 Okay. We'll wait till then. Thanks.

Operator

 Rod Bourgeois, Bernstein.

 Rod Bourgeois - Sanford C. Bernstein & Company, Inc. - Analyst

 Yes. I first wanted to ask about the REA gain. How will the REA gain that you've achieved resolution on, affect fiscal '10 revenues and cash flows?

 Mike Mancuso - Computer Sciences Corporation - CFO

 It will be in there but it will not be visible in terms of any significant spike. The resolution of the smaller claim resulted in an upfront cash payment of some $65 million. The balance of the claim will effectively be recovered over the balance of the period performance of the contract. So you'll see no aberrational significant swing upward in any given time period, relative to the recovery of the balance of the claim.

 Rod Bourgeois - Sanford C. Bernstein & Company, Inc. - Analyst

 Did that $65 million boost your operating profit in the quarter that you just reported?

 Mike Mancuso - Computer Sciences Corporation - CFO

 It improved cash; it did not affect profit -- insignificant profit effect in the quarter, mostly cash.

Rod Bourgeois - Sanford C. Bernstein & Company, Inc. - Analyst

 All right. And so the NPS margins were not affected by the REA?

 Mike Mancuso - Computer Sciences Corporation - CFO

 They were not.

 Rod Bourgeois - Sanford C. Bernstein & Company, Inc. - Analyst

 Okay, great. And then I just want to talk for a second about CapEx. Your CapEx run rate is down considerably, certainly versus last year's rate. And I'm wondering if the current run rate of CapEx is a sustainable rate or whether that needs to uptick some, as bookings comes back into place over time?

 Mike Mancuso - Computer Sciences Corporation - CFO

 As an overall annual number, our goal is to reduce our CapEx spending. We're looking for what I'll say is clever ways -- and I mean that in a positive sense -- to find alternatives to large investments in IT infrastructure, et cetera. We're working with our customers to find more innovative ways of solving.

There is a trend where outsourcing customers are not interested in having us buy their assets, if you will. So those kinds of CapEx spendings are trending down. Customer flexibility -- they would prefer to own their assets rather than lose them, kind of thing.

So I think, over time, we're working to lower our capital expenditure annual spend, if you will. There may be quarters where it spikes for specific contract reasons, but trend-wise, you should assume that the line is going to trend down. I can't necessarily quantify that for you year-over-year, but think in terms of us working hard to lower the CapEx profile of our business base.

 Rod Bourgeois - Sanford C. Bernstein & Company, Inc. - Analyst

 Okay. And what's the latest on your DSO target for the end of the fiscal year? Is it still -- planning a decline of about five days?

 Mike Mancuso - Computer Sciences Corporation - CFO

 At least.

 Rod Bourgeois - Sanford C. Bernstein & Company, Inc. - Analyst

 Okay. So it could be more than that. So your cash flow guidance assumes five-plus?

 Mike Mancuso - Computer Sciences Corporation - CFO

 Our cash flow guidance assumes we'll get at least the five days.

 Rod Bourgeois - Sanford C. Bernstein & Company, Inc. - Analyst

 Okay, got it. And then finally on the long-term tax rate outlook, I know there's a lot of up-in-the-airness about long-term tax rates; but if you just assume current tax legislation remains in place, is your normal tax rate closer to the 28% number or the 32% number?

 Mike Mancuso - Computer Sciences Corporation - CFO

 At the risk of really sticking my neck out, we've benchmarked our peers; their tax rate, over time, has averaged in the low 30s -- 31%, 32%. If you looked at us historically, with the exception of last year, we've been up around 40% with an exception here and there. We are looking at everything that we can do, including restructuring our ownership in our fund, jurisdictions to advantage ourselves as best we can of everything that the tax codes everywhere has to offer.

Long-winded way of saying I think longer-term, you should see -- you should look for us to be in the low 30s. If we can get below that, we sure as hell are going to do it; but we'll be at least as good as our competition.

 Rod Bourgeois - Sanford C. Bernstein & Company, Inc. - Analyst

 Great. Thank you, guys.

 Bryan Brady - Computer Sciences Corporation - VP of IR

 Operator, I think we've been through all the questions now. If we could pass the call back to Mr. Laphen to close this call.

 Mike Laphen - Computer Sciences Corporation - Chairman and CEO

 Before we close, I'd like to remind you that we are hosting the investor conference. We will provide an update on our business strategy. As announced, the conference will be held in New York City on the 18th November.

So thank you for joining us this evening and I look forward to seeing you in person next week. Thank you very much.

Operator

 That does conclude our conference today. We'd like to thank you for your participation.